Exhibit 4.1


                                                            EXECUTION VERSION


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                       -----------------------------------

         This Amendment No. 2 (the "Amendment") to the Rights Agreement, dated as of November 19, 1997, by and between Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company"), and The Bank of New York ("BONY"), as amended by Amendment No. 1 to the Rights Agreement, dated as of June 17, 2007 (the "Rights Agreement"), is entered into as of July 3, 2007, by and between the Company and BONY.

         WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

         WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:

                  (a) The last two sentences of Section 1(a) of the Rights Agreement are hereby amended and restated as follows:

                           Notwithstanding anything in this Section 1(a) to the contrary, neither Parent, Merger Sub nor any of their respective Affiliates or Associates (each as defined in the Merger Agreement) (collectively, the "Parent Group") shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Merger Agreement, the Stockholders Agreements or any agreements, arrangements or understandings entered into by the Parent Group contemplated by the Merger Agreement or the Stockholders Agreements; (B) the announcement of the Merger Agreement, the Stockholders Agreements or the Merger; (C) the consummation of the Merger; (D) the consummation of the other transactions contemplated by the Merger Agreement or the Stockholders Agreements; or (E) an acquisition of any Common Shares subject to the Stockholders Agreement, dated as of June 17, 2007, by and among Parent, The Lion Fund L.P., Biglari Capital Corp., Sardar Biglari, Western Sizzlin Corp. and Philip L. Cooley, provided the sale of such shares is permitted under such Stockholders Agreement. Each event described in subclauses (A), (B), (C), (D) and (E) is referred to herein as an "Exempted Transaction."


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         Section 2. Direction to Rights Agent. The Company hereby directs BONY, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

         Section 3. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is an `officer' of the Company as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

         Section 4. Effectiveness and Continued Effectiveness. In accordance with the resolutions adopted by the Company's Board of Directors, the amendments to the Rights Agreement set forth in Section 1 above are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

         Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

         Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth; provided, however, that the duties, rights and responsibilities of the Rights Agent shall be governed by the laws of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                              FRIENDLY ICE CREAM CORORATION

                              By: /s/ Gregory A. Pastore
                                  ----------------------------------------
                              Name: Gregory A. Pastore
                              Title: Vice President and General Counsel




                              THE BANK OF NEW YORK

                              By: /s/ Stephen R. Jones
                                  ----------------------------------------
                              Name: Stephen R. Jones
                              Title: Assistant Vice President